Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES AGREEMENT TO ACQUIRE TOM JOHNSON INVESTMENT MANAGEMENT

VERO BEACH, Fla. (January 13, 2026) – Bimini Capital Management, Inc. (OTCQX:BMNM) ("Bimini” or the “Company”) today announced that Bimini Advisors Holdings, LLC, a wholly owned subsidiary of Bimini, has entered into an agreement to purchase eighty percent (80%) of the fully diluted equity interests of Tom Johnson Investment Management, LLC (“TJIM”), a privately held registered investment adviser. The transaction is expected to close at the end of the first quarter of 2026.

The purchase price to be paid in the transaction will equal 2.5 times 80% of TJIM’s revenue for the fiscal year ended December 31, 2025 and will be paid in cash at the closing. To the extent that the purchase price exceeds $12,000,000, the excess will be paid in three equal annual installments, or, if the excess is less than $1,000,000, on or before the first anniversary of the Closing.  In addition, subject to certain conditions, the holder of the remaining 20% of TJIM may require Bimini to purchase its interests upon the later to occur of (a) the third anniversary of the Closing and (b) the principal seller ceasing to be an employee of TJIM, at a purchase price to be determined using the formula used to determine the initial purchase price paid at closing; alternatively, Bimini has the option to acquire such remaining 20% interest following the third anniversary of the closing, at a purchase price to be determined using the same formula.

Completion of the transaction is conditioned on the principal seller entering into a new three-year employment agreement with TJIM and is also subject to customary conditions, including the completion of financial, legal, and regulatory due diligence, and the receipt of all necessary regulatory, contractual and other consents, including from TJIM’s existing clients.

Commenting on transaction, Robert E. Cauley, Chairman and Chief Executive Officer, said, “We are excited to announce this transaction and believe it will enhance both Bimini and TJIM. TJIM currently has approximately $1.6 billion of assets under management across both the equity and fixed income markets. Their management agreements are diverse, covering individual accounts, sub-advisory agreements and wrap programs. Further, this transaction will provide TJIM with: (i) access to Bimini’s experienced public company management, governance, and infrastructure; (ii) Bimini’s capital markets expertise and access (including Bimini’s banking relationships with major banks across Wall Street); and (iii) potential to raise assets under management in public markets. TJIM will also receive increased name recognition from its affiliation with Bimini, the external manager of Orchid Island Capital, Inc., a New York Stock Exchange-listed public real estate investment trust ("Orchid Island"). The existing owners of TJIM will be retaining an ownership interest in TJIM and we intend to retain its current staff and investment management team following the closing of the transaction. We expect that certain members of TJIM’s current staff will be offered the opportunity to become equity owners in TJIM following the closing of the transaction, which we believe will incentivize them to remain with the company and be even more aligned with TJIM’s objectives. Further, the management of the respective assets of TJIM and Bimini will remain under their current management teams, and we do not anticipate comingling of the asset management responsibilities. The transaction is intended to transition Bimini into a pure asset management firm with a more diverse mix of assets under its respective management teams.”

Richard H. Parry, President and Chief Investment Officer of TJIM added, “This strategic step will facilitate staff retention and provide our staff with ongoing incentives for both growth and sustaining the high level of services to our clients over the long term. I personally look forward to working with Bob and Bimini in the years to come to address this ever-changing investment service arena.”

Westmere Management LLC acted as exclusive financial advisor to Bimini in connection with this transaction.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager specializing in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae) while employing leverage and various hedging strategies.

Through our wholly owned subsidiary, Bimini Advisors, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island. Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com